==========================================================
Group IRA
Annuity Certificate
==========================================================

- Purchase payment is payable in a single sum.
- Annuity payments to begin on the settlement date.
- This contract is nonparticipating. Dividends are not payable.

This annuity certificate summarizes the provisions of the Group Annuity Contract specified on the enrollment application. It does not amend or modify any of the provisions of the Group Contract. All rights, privileges and benefits are governed by the provisions of the Group Contract. The Group Contract may be inspected by the certificate owner or annuitant at the Contractholder's office during office hours.

If the annuitant is living on the Settlement Date, we will begin to pay you monthly annuity payments. Any payments made by us are subject to the Terms of the Group contract.

We issue this certificate in consideration of your enrollment application, and payment of the single purchase payment.

THIS GROUP ANNUITY CONTRACT CONTAINS A MARKET VALUE ADJUSTMENT FORMULA WHICH MAY RESULT IN BOTH UPWARD AND DOWNWARD ADJUSTMENTS IN CASH SURRENDER BENEFITS. Surrenders are available without market value adjustment on the last day of each certificate guarantee period.

NOTICE OF YOUR RIGHT TO EXAMINE THIS CERTIFICATE FOR SEVEN DAYS. If for any reason you are not satisfied with this certificate, return it to us or our agent within seven days after you receive it. We will then cancel this certificate and refund all purchase payments you have made. This certificate will then be considered void from the start.

Signed for and issued by IDS Life Insurance Company, Minneapolis, Minnesota, as of the certificate date shown below.

President:
[GRAPHIC OMITTED]
Richard W. Kling

Secretary:
[GRAPHIC OMITTED]
William A. Stoltzmann

[GRAPHIC OMITTED]
AMERICAN
EXPRESS
Financial
Advisors

IDS Life Insurance Company
IDS Tower 10
Minneapolis, Minnesota 55440

ANNUITANT:                                           John Doe
CERTIFICATE NUMBER:                                  XXX-XXXXXX
CERTIFICATE DATE:                                    March 18, 1991
CERTIFICATE SETTLEMENT DATE:                         March 18, 2021

33116

==========================================================
Guide to Certificate Provisions
==========================================================


Definitions                  Important words and meanings/Page 3

The Annuity Contract         Entire contract; Modification;
                             Incontestability; Benefits
                             based on incorrect data/Page 4

Owner                        Owner's rights; Change of ownership/Page 4

Beneficiary and Payments     Who is the beneficiary; Change of
to Beneficiary               beneficiary; Payments to
                             beneficiary/Page 5

Purchase Payment             Payment of the purchase payment/Page 6

Accumulation  Value,         How the accumulation  value is determined;
Cash Surrender Value, and    Surrender of the certificate for the cash surrender
Market Adjusted Value value; How the market adjusted value is determined;
                             Annual statement of value/Pages 7-8

Annuity Payment Plans        When annuity payments begin; Different ways to
                             receive annuity payments/Page 9

Table of Settlement Rates    Table showing  monthly annuity
                             payment amounts for the various plans/Page 10

                              CERTIFICATE DATA


GROUP CONTRACTHOLDER:   ABC Corporation                   GROUP
                        as Trustee of the                 CONTRACT
                        Market Value Annuity Group Trust  NUMBER: 33113-GP1

GROUP ANNUITY CERTIFICATE OWNER:    John Doe

PURCHASE PAYMENT:                   $100,000.00

INITIAL GUARANTEE RATE:             8.00%

INITIAL GUARANTEE PERIOD:           5 Years

SURRENDER CHARGE:                   There are no surrender charges.

MARKET VALUE ADJUSTMENT:            Applied at any time other than the last day
                                    of a Guarantee Period or for death benefits.

ACCUMULATION VALUE AT END OF INITIAL GUARANTEE PERIOD:   $146,932.81

ANNUITANT:                                        John Doe
CERTIFICATE NUMBER:                               XXX-XXXXXX
CERTIFICATE DATE:                                 March 18, 1991
CERTIFICATE SETTLEMENT DATE:                      March 18, 2021

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

==========================================================
Definitions
==========================================================
The following words are used often in this certificate. When we use these words, this is what we mean:

the annuitant
The person on whose life monthly annuity payments depend.

you, your, owner
The owner of this certificate. The owner is the same as the annuitant. The owner is shown in the application unless the owner has been changed as provided in this certificate.

we, our, us
IDS Life Insurance Company

certificate date
It is the date from which certificate anniversaries, certificate years, and certificate months are determined. Your certificate date is shown under certificate data, in the certificate.

certificate anniversary
The same day and month as the certificate date each year that the certificate remains in force.

initial guarantee period
The period during which the initial guarantee rate will be credited. It is shown under certificate data, in the certificate.

initial guarantee rate
The rate of interest credited to the purchase payment as described in the accumulation value section. It is shown under certificate data, in the certificate.

renewal guarantee period
A renewal guarantee period will begin at the end of each guarantee period. It is determined in accordance with the terms of the certificate.

renewal guarantee rate
The rate of interest credited to the renewal value as described in the accumulation value section.

renewal date
The first day of a renewal guarantee period. It will always be on a certificate anniversary.

current rate
The applicable interest rate contained in a schedule of rates established by us from time to time for various guarantee periods.

accumulation value
The value of the purchase payment plus interest credited, adjusted for any surrenders.

market adjusted value
The accumulation value adjusted by the market adjusted value formula.

market value adjustment
The market adjusted value minus the accumulation value.

renewal value
The accumulation value at the end of the guarantee period.

cash surrender value
The market adjusted value is the cash surrender value. On the last day of a guarantee period, the cash surrender value is the accumulation value.

written request
A request in writing signed by you and delivered to us at our corporate office.

settlement
If the settlement date is not the last day of a guarantee period, settlement is the application of the market adjusted value of a certificate to provide annuity payments. On the last day of a guarantee period, settlement is the application of the accumulation value of a certificate to provide annuity payments.

settlement date
The date on which annuity payments are to begin under a certificate. This date may be changed as provided in the certificate.

Code
The Internal Revenue Code of 1986, as amended, and all related laws and regulations which are in effect during the term of this certificate.

IRA
An Individual Retirement Annuity as described in Section 408(b) of the Code.

==========================================================
The Annuity Contract
==========================================================

What is the entire contract?

The Group Contract, including any endorsements or riders, and the application of the Group Contractholder is the entire contract between the Contractholder and us.

No one except one of our corporate officers (President, Vice President, Secretary, or Assistant Secretary) can change or waive any of our rights or requirements under the contract. That person must do so in writing. None of our agents or other persons has the authority to change or waive any of our rights or requirements under the contract.

Can the contract be modified?

We reserve the right to modify the contract to the extent necessary to qualify a certificate issued under the contract as an IRA as described in Section 408(b) of the Code or in any other applicable section of the Code.

When will the certificate become incontestable?

This certificate is incontestable from its date of issue.

What if benefits are based on incorrect data?

If the amount of benefits is determined by data as to a person's age or sex that is incorrect, benefits will be recalculated on the basis of the correct data. Any underpayments made by us will be made up immediately. Any overpayments made by us will be subtracted from the future payments under this contract and/or as otherwise legally permissible.

What federal and state laws govern the contract?

This contract is intended to qualify as an annuity contract for Federal income tax purposes. To that end, the provisions of this contract are to be interpreted to ensure or maintain such tax qualification, despite any other provisions to the contrary. We reserve the right to amend this contract to reflect any clarifications that may be needed or are appropriate to maintain such qualification or to conform the contract to any applicable changes in the tax qualification requirements. We will send you a copy of any such amendments.

The contract is governed by the law of the state in which it is delivered. The values and benefits of this certificate is at least equal to those required by such state.

==========================================================
Owner
==========================================================

What are your rights as owner of this certificate?

As long as the annuitant is living and unless otherwise provided in the contract, you may exercise all rights and privileges in the contract or allowed by us. Your entire interest as owner is non-forfeitable.

Can you change the ownership of this certificate?

Your right to change ownership of this certificate is restricted. This certificate may not be sold, assigned, transferred, discounted, or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose to any person other than as may be required or permitted under
Section 408 of the Code or under any other applicable section of the Code. Your interest in this contract may be transferred to your former spouse, if any, under a divorce decree or a written instrument incident to such divorce.

Any permitted transfers must be on a form approved by us. The change must be made while the annuitant is living. Once the change is recorded by us, it will take effect subject to any action taken or payment made by us before the recording

==========================================================
Beneficiary and Payments
to Beneficiary
==========================================================

What death benefits are paid if the annuitant or owner dies before settlement?

If the annuitant or owner dies before settlement while this certificate is in force, we will pay the beneficiary the accumulation value.

The above amount will be payable in a lump sum upon receipt of due proof of death of the annuitant. The beneficiary may elect to receive payment any time within 5 years after the date of death of the annuitant. Instead of a lump sum, payment may be made under an annuity payment plan provided amounts are calculated in accordance with the Code and:

1. the beneficiary elects the plan within 60 days after we receive due proof of death; and

2.  payments begin no later than:

     a. one year after the date of death, in the case of a non-spouse beneficiary; or

     b. the date on which the annuitant would have attained age 70 1/2 if later than one year after the date of death, in case of a spouse beneficiary; and

3. the plan provides equal or substantially equal payments over a period which does not exceed the life of the beneficiary or the life expectancy of the beneficiary.

In this event, the reference to "annuitant" in the annuity payment plans section will apply to the beneficiary.

To whom are the death benefits payable?

Benefits will be paid equally to all primary beneficiaries surviving the annuitant. If none survive, proceeds will be paid equally to all contingent beneficiaries surviving the annuitant. If no beneficiary survives the annuitant, we will pay the benefits to you, if living, otherwise to your estate.

Who is the beneficiary?

Beneficiaries are those you name, in a form satisfactory to us, to receive the benefits of this contract if the owner or annuitant dies while this contract is in force. The owner may change the beneficiary as provided below. If the beneficiary has been changed, we will pay any benefits in accordance with your last change of beneficiary request.

How do you change the beneficiary?

You may change the beneficiary any time while the annuitant is living by satisfactory written request to us. Once the change is recorded by us, it will take effect as of the date of your request, subject to any action taken or payment made by us before the recording.

What is the spouse's option to continue this certificate?

If the annuitant's death occurs before the settlement date, the annuitant's spouse, if designated as sole beneficiary, may elect in writing to forego receipt of the death benefit and instead continue this certificate in force as its owner and annuitant. The election by the spouse must be made within 60 days after we receive due proof of death. In this event, the settlement date may not be later than the April 1 following the calendar year in which the spouse attains age 70 1/2.

What if the annuitant dies after settlement?

If the annuitant dies after settlement, the amount payable, if any, will be as provided in the annuity payment plan then in effect.

==========================================================
Purchase Payment
==========================================================

What is the purchase payment for this certificate?

The purchase payment for this certificate is shown under certificate data. It is payable to us on or before the date we deliver this certificate. It must be paid or mailed to us at our corporate office or to an authorized agent.

Except as otherwise provided in this paragraph, a purchase payment is that amount which is a qualified transfer contribution from another individual retirement account or individual retirement annuity, or a qualified rollover contribution described in Sections 402(c), 403(a)(4), 403(b)(8) or 408(d)(3) of the Code. If this certificate is maintained in connection with a Simplified Employee Pension Plan or a SIMPLE Savings Plan, an employer's purchase payment may not exceed the applicable contribution limits described in Section 408(k) and 408(p) of the Code. In addition, if this contract is maintained in connection with a Simple Savings Plan, no purchase payment may be made to this contract other than an employer contribution described in Sections 408(p)(2)(A)(i) and (ii) of the Code, or a rollover contribution described in
Section 408(d)(3)(G) of the Code.

All purchase payments must be made in cash.

==========================================================
Accumulation Value,
Cash Surrender Value,
Market Adjusted Value
==========================================================

How is the accumulation value determined?

On the certificate date the accumulation value of this certificate is the purchase payment. Thereafter interest accrues from day to day for the guarantee period at the rate shown under certificate data. This rate represents an effective annual yield. At no time while the certificate is in force shall interest accrue at a rate less than 3% compounded annually. The accumulation value will be adjusted for any amounts surrendered.

Are there premium tax charges?

We reserve the right to deduct an amount from the accumulation value of this certificate at the time that any applicable premium taxes not previously deducted are payable.

If a tax is payable at the time of your purchase payment and we choose to not deduct it at that time, we further reserve the right to deduct it at a later date.

How are renewal guarantee periods determined?

At the end of any guarantee period, a renewal guarantee period will begin. We will notify you in writing 45 days before the renewal guarantee period. Each renewal guarantee period will be one year unless you elect a different length from those offered at the time. We must receive your written request at least 15 days before the renewal date. The renewal guarantee period may never extend beyond the settlement date.

The accumulation value on the renewal date will be equal to the accumulation value at the end of the guarantee period just ending. This value will earn interest at the renewal guarantee rate. Upon written request, within 45 days of the renewal guarantee period, we will notify you of the renewal guarantee rate then in effect for certificates renewing at that time. The actual renewal guarantee rate will be determined on the renewal date.

What is the market adjusted value and how is it determined?

The market adjusted value is the accumulation value on any date before the end of the current guarantee period adjusted by a formula. The formula adjustment reflects the relationship between:

1. the interest rate we are then crediting for new certificate sales and renewals (Form 33116) for the time remaining in your certificate's current guarantee period; and

2. the guaranteed interest rate applicable to your certificate's current guarantee period.

The market adjusted value may be more or less than the accumulation value.

The market adjusted value formula is as follows:

market adjusted value      =         renewal value
                              -----------------------
                                              (N + t)
                              (1 + ic + .0025)

where:  renewal value      =  the accumulation value at the end of your current
                              guarantee period.

             N = the number of complete certificate years to the end of your guarantee period.

             t = the fraction of the certificate year remaining to the end of your certificate year (for example, if 180 days remain in a 365 day certificate year, t would be .493)

             ic            =  the current rate offered for new certificate
                              sales and renewals (Form 33116) for the number of years left in your guarantee period (straight line interpolation between whole year rates). If N is zero, ic is the rate for one year guarantee periods.

The market value adjustment is as follows:

market value adjustment =
    market adjusted value - accumulation value

There will be no market value adjustment made on the last day of a guarantee period.

Can you request surrender of any amounts under this certificate before settlement?

Yes. By written request to us and subject to the rules below you may:

1.  surrender this certificate for the total cash surrender value;

2.  partially surrender this certificate for a part of the cash surrender value.

How is the cash surrender value determined?

The cash surrender value is the market adjusted value. On the last day of a guarantee period, the cash surrender value is the accumulation value.

What are the rules for a surrender or partial surrender?

The amount surrendered and any applicable market value adjustment will be deducted from the accumulation value of the certificate on the date of surrender. You may surrender all or a portion of the cash surrender value. However, the accumulation value that remains after a partial surrender must be at least $2,000. Any partial surrender must be at least $250.

The surrender payment will normally be mailed to you within seven days of the receipt of your written request.

Upon surrender of this certificate for the total cash surrender value, this certificate will terminate. We may require that you return this certificate to our corporate office before we pay the total cash surrender value.

Can we delay or suspend payment of a partial or full surrender?

We may defer payment of any partial or full surrender for a period not to exceed 6 months from the date we receive your surrender request or the period permitted by state insurance law, if less. If we defer payment more than 30 days, we will pay annual interest of at least 3% on the amount deferred.

Will you receive information about your certificate values?

Yes. Separate records are maintained for the interest of each IRA participant. At least once a year we will send you a statement showing both the accumulation value and the cash surrender value of this certificate. The statement will specify the market value adjustment used to determine the cash surrender value. This statement will be based on any laws or regulations that apply.

We will also notify you 45 days before the end of a guarantee period concerning renewal periods available and your right to surrender without a market value adjustment on the last day of your guarantee period.

==========================================================
Annuity Payment Plans
==========================================================

When will annuity payments begin?

The first payment will be made as of the settlement date. Before payments begin, we will require satisfactory proof that the annuitant is alive. We may also require that you exchange this certificate for a supplemental contract which provides the annuity payments.

Can you change the settlement date?

Yes. Tell us the new date by written request. If you select a new date, it must be at least 30 days after we receive your written request at our corporate office.The settlement date cannot be later than the later of:

1. the April 1 following the calendar year in which the annuitant attains age 70 1/2; or

2. such other date, provided the Code allows you to satisfy the minimum distribution requirements of Section 408(b)(3) of the Code with respect to this certificate through a means other than settlement of this certificate, including the ability to satisfy such distribution requirements from other individual retirement accounts and/or individual retirement annuities that you may own.

Notwithstanding either of the above, the settlement date cannot be later than the later of:

1.  the certificate anniversary nearest the annuitant's 85th birthday; or

2.  the 10th certificate anniversary.

What are the annuity payment plans?

There are different ways to receive annuity payments. We call these plans.

Plan A - This provides monthly annuity payments for the lifetime of the annuitant. No payments will be made after the annuitant dies.

Plan B - This provides monthly annuity payments for the lifetime of the annuitant with a guarantee by us that payments will be made for a period of at least five, ten, or fifteen years. You must select the guaranteed period.

Plan C - This provides monthly annuity payments for the lifetime of the annuitant with a guarantee by us that payments will be made for a certain number of months. We determine the number of months by dividing the market adjusted value applied under this plan by the amount of the monthly annuity payment.

Plan D - We call this a joint and survivor life annuity. Monthly payments will be paid for the lifetime of the annuitant and a designated beneficiary. When either the annuitant or designated beneficiary dies, we will continue to make monthly payments for the lifetime of the survivor. No payments will be paid after the death of both the annuitant and designated beneficiary.

Plan E - This provides monthly fixed dollar annuity payments for a period of years. The period of years may be no less than 10 nor more than 30.

What are the requirements for selecting a plan?

You may elect by written notice to us at any time at least 30 days before the settlement date to have the market adjusted value applied on the settlement date to provide:

1. a lump sum payment as a result of a total surrender as provided under the cash surrender value provision of this certificate; or

2. one of the annuity payment plans shown herein. Amounts payable under any such annuity payment plan will be calculated in accordance with the Code. Any such annuity payment plan must be provided:

     a. in equal or substantially equal payments over a period no longer than the life of the annuitant or over the life of the annuitant and the designated beneficiary; or

     b. in equal or substantially equal payments over a period which does not exceed the life expectancy of the annuitant, or the life expectancy of the annuitant and the designated beneficiary.

     c. in the case of a non-spouse beneficiary, payments must be such that at least 50% of the present value of the certificate is expected to be distributed within the life expectancy of the annuitant.

If at least 30 days before the settlement date we have not received at our corporate office your written request to select a plan, we will make payments according to Plan B with payments guaranteed for 10 years, unless otherwise required by the Code.

If the amount to be applied to a plan is not at least $2,000, or if payments are to be made to other than a natural person, we have the right to make a lump sum payment of the cash surrender value.

How will payments be made?

Payments will be made by us by check. The check must be personally endorsed by the payee or payees as well as the annuitant (or designated beneficiary under Plan D). If the annuitant or designated beneficiary does not endorse the check, other evidence must be furnished to show that the annuitant or designated beneficiary is still alive.

----------------------------------------------------------
Table of Settlement Rates
----------------------------------------------------------

What will be the amount of the monthly annuity payments?

If the settlement date is the last day of a guarantee period, the amount applied to provide a payment will be the accumulation value on that date. The market adjusted value is applied if the settlement date is not the last day of a guarantee period. The amount applied to provide a payment will be the accumulation value on the settlement date. The amount of each monthly annuity payment for each $1,000 applied under any payment plan will be based on our Table of Settlement Rates in effect at the time of the first payment. The amounts will not be less than those shown in the table below.

The amount of such payments under plans A, B, and C will depend on the sex and the adjusted age of the annuitant on the settlement date. The amount of such payments under plan D will depend on the sex and the adjusted age of the annuitant and the designated beneficiary on the settlement date. Adjusted age means the age on the annuitant's nearest birthday minus an "adjustment" based on the calendar year of the birth of the annuitant as follows:

Calendar                     Calendar
Year of                      Year of
Annuitant's         Adjust-  Annuitant's         Adjust-
Birth                ment    Birth                ment
-----                ----    -----                ----
Prior to 1920         0      1945 through 1949     6
1920 through 1924     1      1950 through 1959     7
1925 through 1929     2      1960 through 1969     8
1930 through 1934     3      1970 through 1979     9
1935 through 1939     4      1980 through 1989     10
1940 through 1944     5      After 1989            11

--------------------------------------------------------------------------------------------------------------------------
Amount of Each Monthly Annuity Payment Per $1,000 Applied
--------------------------------------------------------------------------------------------------------------------------
       Plan A                    Plan B                     Plan C          Plan D - Joint and Survivor
                                                                            Adjusted Age of Female Designated Beneficiary
--------------------------------------------------------------------------------------------------------------------------
       Life         5 Years      10 Years      15 Years     With        Adj.
Adj.   Income       Certain      Certain       Certain      Refund      Male  10 Years 5 Years  Same    5 Years 10 Years
Age*   M     F      M     F      M     F       M    F       M    F      Age*  Younger  Younger  Age     Older   Older
--------------------------------------------------------------------------------------------------------------------------
55   4.70   4.25  4.68   4.25   4.62  4.22   4.53  4.18   4.42   4.10    55     3.51     3.69   3.88     4.06    4.23
60   5.28   4.72  5.25   4.70   5.14  4.66   4.96  4.57   4.86   4.48    60     3.76     3.99   4.24     4.49    4.72
65   6.10   5.35  6.03   5.32   5.81  5.22   5.46  5.05   5.43   4.97    65     4.07     4.38   4.72     5.07    5.39
66   6.29   5.51  6.21   5.47   5.96  5.36   5.56  5.16   5.56   5.08    66     4.15     4.48   4.84     5.21    5.55
67   6.50   5.67  6.41   5.63   6.11  5.50   5.66  5.26   5.70   5.20    67     4.23     4.58   4.97     5.36    5.73
68   6.73   5.85  6.62   5.80   6.28  5.65   5.76  5.37   5.85   5.33    68     4.31     4.69   5.10     5.53    5.92
69   6.97   6.04  6.84   5.98   6.44  5.80   5.86  5.49   6.00   5.47    69     4.40     4.80   5.25     5.70    6.12
70   7.23   6.25  7.07   6.18   6.61  5.96   5.96  5.60   6.16   5.61    70     4.50     4.93   5.40     5.89    6.34
71   7.51   6.47  7.32   6.39   6.78  6.14   6.05  5.71   6.33   5.76    71     4.60     5.06   5.57     6.10    6.57
72   7.80   6.71  7.58   6.62   6.96  6.31   6.14  5.83   6.51   5.93    72     4.71     5.20   5.75     6.31    6.82
73   8.12   6.97  7.85   6.86   7.14  6.50   6.23  5.94   6.70   6.10    73     4.83     5.35   5.94     6.55    7.09
74   8.45   7.26  8.14   7.12   7.32  6.69   6.31  6.04   6.90   6.28    74     4.95     5.51   6.15     6.80    7.37
75   8.82   7.56  8.44   7.39   7.49  6.89   6.38  6.14   7.11   6.48    75     5.08     5.68   6.37     7.07    7.68
76   9.21   7.90  8.76   7.69   7.67  7.09   6.48  6.24   7.33   6.68    76     5.22     5.87   6.61     7.36    8.01
77   9.62   8.26  9.09   8.01   7.84  7.29   6.51  6.33   7.56   6.90    77     5.37     6.07   6.87     7.67    8.36
78  10.07   8.65  9.44   8.34   8.01  7.49   6.57  6.41   7.80   7.13    78     5.54     6.29   7.15     8.01    8.74
79  10.55   9.07  9.80   8.69   8.17  7.69   6.62  6.48   8.05   7.38    79     5.71     6.52   7.45     8.37    9.14
80  11.06   9.53 10.17   9.07   8.33  7.89   6.66  6.55   8.32   7.64    80     5.90     6.78   7.77     8.76    9.57
81  11.61  10.03 10.55   9.46   8.48  8.08   6.70  6.61   8.60   7.91    81     6.10     7.05   8.12     9.17   10.02
82  12.19  10.57 10.94   9.87   8.61  8.26   6.73  6.66   8.89   8.21    82     6.32     7.34   8.49     9.61   10.51
83  12.81  11.16 11.33  10.30   8.74  8.43   6.76  6.70   9.20   8.51    83     6.55     7.65   8.90    10.08   11.02
84  13.46  11.79 11.72  10.74   8.86  8.59   6.79  6.74   9.52   8.83    84     6.80     7.99   9.33    10.58   11.56
85  14.16  12.48 12.12  11.19   8.97  8.74   6.81  6.77   9.85   9.18    85     7.07     8.36   9.78    11.11   12.13
90  18.25  16.68 14.04  13.42   9.36  9.26   6.86  6.85  11.81  11.11    90     8.79    10.65  12.57    14.22   15.63
-------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------
*Adjusted age of annuitant.            M = Male      F = Female

--------------------------------------------------------------------------------
The table above is based on the "1983 Individual Annuitant Mortality Table A" assuming an interest rate of 3% per year compounded annually. Settlement rates for any age, or any combination of age and sex not shown above, will be calculated on the same basis as those rates shown in the table above. Such rates will be furnished by us upon request. Amounts shown in the Table below are based on an assumed interest rate of 3% per year compounded annually.

--------------------------------------------------------------------------------
Plan E Dollar Amount of Each Monthly Fixed Dollar Annuity Payment Per $1,000 Applied
--------------------------------------------------------------------------------
Years        Monthly        Years          Monthly         Years         Monthly
Payable      Payment        Payable        Payment         Payable       Payment
-------      -------        -------        -------         -------       -------
  10           $9.61          17            $6.23            24            $4.84
  11            8.86          18             5.96            25             4.71
  12            8.24          19             5.73            26             4.59
  13            7.71          20             5.51            27             4.47
  14            7.26          21             5.32            28             4.37
  15            6.87          22             5.15            29             4.27
  16            6.53          23             4.99            30             4.18
--------------------------------------------------------------------------------

==========================================================
Group IRA
Annuity Certificate
==========================================================

- Purchase payment is payable in a single sum.
- Annuity payments to begin on the settlement date.
- This contract is nonparticipating. Dividends are not payable.

[GRAPHIC OMITTED]
AMERICAN
EXPRESS
Financial
Advisors

IDS Life Insurance Company
IDS Tower 10
Minneapolis, Minnesota 55440